SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 22, 2004

Date of Report (Date of earliest event reported)

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Kansas	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas 66612

(Address of principal executive offices)

(785) 575-6300

(Registrant’s telephone number, including area code)

WESTAR ENERGY, INC.

Item 9. Regulation FD Disclosure

Our prior periodic reports disclose that the Environmental Protection Agency (the “EPA”) has requested, and we have provided, information related to whether projects and maintenance activities conducted at our coal-fired power plants since 1980 were in compliance with New Source Review requirements and New Source Performance Standards under Section 114(a) of the Clean Air Act. On January 22, 2004, the EPA notified us that certain projects completed at Jeffrey Energy Center violated pre-construction permitting requirements of the Clean Air Act. Jeffrey Energy Center has three coal-fired units that have an aggregate generating capacity of approximately 1,855 megawatts (our 84% share).

We will request a conference with the EPA to review this matter with them, but are unable to predict the outcome of the conference and whether the EPA will take enforcement action. If the EPA requires us to update emissions controls at Jeffrey Energy Center or take other remedial action, the costs could be material. We believe these costs would qualify for recovery through rates.

We are furnishing the information contained in this report pursuant to Regulation FD promulgated by the Securities and Exchange Commission (“SEC”). This information is furnished pursuant to Item 9 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. By filing this report on Form 8-K and furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD or that the information includes material investor information that is not otherwise publicly available.

Forward-looking statements: The following statements in this Form 8-K are “forward-looking statements”: (1) “If the EPA requires us to update emissions controls at Jeffrey Energy Center or take other remedial action, the costs could be material” and (2) “We believe these costs would qualify for recovery through rates.” These forward-looking statements involve risks and uncertainties and actual results could differ materially from those anticipated. The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.

The information contained in this report is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. We disclaim any current intention to revise or update the information contained in this report, although we may do so from time to time as our management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westar Energy, Inc.

Date: January 23, 2003	By	/S/ MARK A. RUELLE

Mark A. Ruelle, Executive Vice President and Chief Financial Officer